Exhibit 99.1

MSCI Inc. Reports First Quarter 2012 Financial Results

NEW YORK--(BUSINESS WIRE)--May 2, 2012--MSCI Inc. (NYSE: MSCI), a leading global provider of investment decision support tools, including indices, portfolio risk and performance analytics and corporate governance services, today announced results for the first quarter ended March 31, 2012.

(Note: Percentage changes are referenced to the comparable period in fiscal year 2011, unless otherwise noted.)

  Operating revenues increased 2.6% to $229.1 million in first quarter 2012.
  Net income increased by 31.2% to $44.0 million in first quarter 2012.
  Adjusted EBITDA (defined below) declined by 2.5% to $101.9 million. Compared to first quarter 2011, Adjusted EBITDA margin fell to 44.5% from 46.8%.
  Diluted EPS for first quarter 2012 rose 29.6% to $0.35 from $0.27.
  First quarter 2012 Adjusted EPS (defined below) rose 2.3% to $0.44 from $0.43.
  During first quarter 2012, MSCI recorded a $5.2 million non-cash revenue reduction to correct its accounting for energy and commodity analytics revenues recorded prior to fiscal year 2012. Excluding that impact, first quarter revenues would have grown 4.9% to $234.3 million, Adjusted EBITDA would have grown 2.5% to $107.2 million with a margin of 45.7% and Adjusted EPS would have increased 9.3% to $0.47.

Henry A. Fernandez, Chairman and CEO, said, “MSCI had a solid start to 2012. During the first quarter, our subscription run rate grew by 7.2% year-over-year and by 2.6% sequentially. Our new recurring subscription sales remained steady and we continued to benefit from strong retention rates. In addition, our asset-based fees benefited from a rebound in global equity markets and positive ETF inflows during the first quarter,” added Mr. Fernandez.

Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from
	March 31,	March 31,	March 31,
In thousands, except per share data	2012	2011	2011
Operating revenues	$229,052	$223,298	2.6%
Operating expenses	148,073	147,869	0.1%
Net income	43,966	33,521	31.2%
% Margin	19.2%	15.0%
Diluted EPS	$0.35	$0.27	29.6%

Adjusted EPS[1]	$0.44	$0.43	2.3%
Adjusted EBITDA[2]	$101,907	$104,475	(2.5%)
% Margin	44.5%	46.8%

[1] Per share net income before after-tax impact of amortization of intangibles, non-recurring stock-based compensation, restructuring costs and debt repayment and refinancing expenses. See Table 11 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

[2] Net Income before provision for income taxes, other net expense and income, depreciation and amortization, non-recurring stock-based compensation and restructuring costs. See Table 10 titled "Reconciliation of Adjusted EBITDA to Net Income" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

Summary of Results for First Quarter 2012 compared to First Quarter 2011

Operating Revenues – See Table 4

Total operating revenues for the three months ended March 31, 2012 (first quarter 2012) increased $5.8 million, or 2.6%, to $229.1 million compared to $223.3 million for the three months ended March 31, 2011 (first quarter 2011). During first quarter 2012, MSCI recorded a $5.2 million non-cash revenue reduction to correct an error in its recognition of revenues for the energy and commodity analytics product line prior to fiscal year 2012 (see the discussion of energy and commodity analytics revenues below for more details).

Total first quarter 2012 subscription revenues rose $9.9 million, or 5.6%, to $186.6 million while asset-based fees increased $1.0 million, or 3.0%, to $34.6 million. Non-recurring revenues fell $5.2 million to $7.8 million.

By segment, Performance and Risk revenues rose $6.0 million, or 3.1%, to $198.1 million. The Performance and Risk segment is comprised of index and ESG (defined below) products, risk management analytics, portfolio management analytics, and energy and commodity analytics. Revenues for the Governance segment were essentially unchanged at $31.0 million.

Index and ESG products: Our index and ESG products primarily consist of equity index subscriptions, equity index asset based fee products and environmental, social and governance (“ESG”) products. Revenues related to index and ESG products increased $6.2 million, or 6.2%, to $106.2 million. Index and ESG subscription revenue grew by $9.5 million, or 15.3%, to $71.6 million. Included in the index and ESG revenues were $2.5 million of non-recurring revenues, a decline of $3.4 million versus first quarter 2011. Strong growth of index history data revenues and other non-recurring revenue items were more than offset by the absence of $4.3 million of non-recurring asset-based fees recorded in first quarter 2011.

Revenues attributable to equity index asset based fees declined $3.3 million, or 8.6%, to $34.6 million. Recurring asset-based fees rose $1.0 million, or 3.0%, from $33.6 million. The average assets under management in ETFs linked to MSCI indices rose by 1.0% to $341.0 billion from $337.6 billion in first quarter 2011.

Risk management analytics: Our risk management analytics products offer consistent risk and performance assessment frameworks for managing and monitoring investments in a variety of asset classes and are based on our proprietary integrated fundamental multi-factor risk models, value-at-risk methodologies and asset valuation models. Revenues related to risk management analytics increased $5.2 million, or 8.9%, to $64.1 million. The growth was led by revenues from the RiskManager and BarraOne products. Revenues from our Hedge Fund Transparency and WealthBench products also contributed to the growth.

Portfolio management analytics: Our portfolio management analytics products consist of analytics tools for equity and fixed income portfolio management. Revenues related to portfolio management analytics were essentially flat at $29.1 million.

Energy and commodity analytics: Our energy and commodity analytics products consist of software applications that help users value and model physical assets and derivatives across a number of market segments. Revenues from energy and commodity analytics products were negative $1.3 million, down by $5.2 million from first quarter 2011.

During first quarter 2012, MSCI recorded a non-cash $5.2 million cumulative revenue reduction to correct an error in its recognition of energy and commodity analytics revenues reported prior to January 1, 2012. MSCI’s previous policy had resulted in the immediate recognition of a substantial portion of the revenue related to these products rather than amortizing that revenue over the annual life of the license, which is now the method of recognition. Excluding the impact of the negative revenue adjustment, energy and commodity analytics revenues were essentially flat year-over-year.

Governance: Our governance products consist of corporate governance products and services, including proxy research, recommendation and voting services for institutional investors as well as governance advisory services and compensation data and analytics for corporations. They also include equity research based on forensic accounting as well as class action monitoring and claims filing services to aid institutional investors in the recovery of funds from class action securities litigation. Governance revenues were $31.0 million in first quarter 2012, down $0.3 million, or 0.9%, from first quarter 2011. Governance revenues were impacted by a $1.8 million decline in non-recurring revenues, most of which was the result of our decision to transition our corporate business from its historical focus on one-time sales to an emphasis on sales of subscription products.

Operating Expenses – See Table 5

Total operating expenses were flat year-over-year at $148.1 million. Increases in compensation and non-compensation expenses were offset by declines in restructuring costs, non-recurring stock-based compensation expense and depreciation and amortization expense.

Compensation costs: Total compensation costs rose $3.9 million, or 4.4%, to $92.6 million in first quarter 2012. Excluding non-recurring stock-based compensation expense, total compensation costs rose $6.2 million, or 7.2%, to $92.0 million. The biggest driver behind the increase was a 20.3% increase in headcount relative to first quarter 2011.

Non-recurring stock-based compensation declined $2.2 million, or 79.3%, to $0.6 million. Non-recurring stock-based compensation expenses for first quarter 2012 consisted of performance awards granted to certain employees in connection with the acquisition of RiskMetrics. These performance awards will be fully amortized at the end of 2012.

Non-compensation costs excluding depreciation and amortization: Total non-compensation operating expenses excluding depreciation and amortization and restructuring costs rose $2.2 million, or 6.6%, to $35.1 million in first quarter 2012. The biggest driver of the increase was an increase in occupancy expense, most of which was due to the commencement of MSCI’s lease at its new 7 World Trade Center location at the beginning of February 2012.

Cost of services: Total cost of services expenses rose by $2.1 million, or 3.0%, to $72.3 million. Within costs of services, compensation expenses increased by $1.6 million, or 3.1%, and non-compensation expenses increased by $0.5 million, or 2.6%.

Selling, general and administrative expense (SG&A): Total SG&A expense rose $4.0 million, or 7.8%, to $55.4 million. Within SG&A, compensation expenses increased by $2.3 million, or 6.4%, and non-compensation expenses increased by $1.7 million, or 11.4%.

Depreciation and amortization: Amortization of intangibles expense totaled $16.0 million compared to $16.7 million in first quarter 2011, a decline of 4.4%. Depreciation and amortization of property plant and equipment fell $0.7 million, or 13.6%, to $4.4 million as capital investments made in prior periods became fully depreciated.

Adjusted EBITDA – See Table 10

Adjusted EBITDA, which excludes among other things the impact of non-recurring stock-based compensation and restructuring costs, was $101.9 million, down $2.6 million, or 2.5%, from first quarter 2011. The Adjusted EBITDA margin declined to 44.5% from 46.8%.

By segment, Adjusted EBITDA for the Performance and Risk segment declined $0.8 million, or 0.8%, to $94.2 million from first quarter 2011. The Adjusted EBITDA margin for this segment fell to 47.5% from 49.4% in 2011. Adjusted EBITDA for the Governance segment declined $1.8 million, or 18.8%, to $7.7 million and the Adjusted EBITDA margin for this segment fell to 24.9% from 30.4%.

See Table 10 titled “Reconciliation of Adjusted EBITDA to Net Income” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Other Expense (Income), Net

Other expense (income), net for first quarter 2012 was $12.7 million, a decrease of $9.3 million from first quarter 2011. Interest expense declined $4.2 million as a result of lower levels of indebtedness and lower interest rates on the remaining debt. The remaining decrease in other expense (income), net primarily reflects $6.4 million of prior period expenses resulting from the repricing of our term loan facility and the concurrent repayment of $88.0 million of borrowings under our pre-existing term loan that were incurred in the first quarter of 2011.

Provision for Income Taxes

The provision for income tax expense was $24.3 million for first quarter 2012, an increase of $4.5 million, or 22.4%, compared to $19.8 million for the same period in 2011. The effective tax rate was 35.6% for first quarter 2012, down from 37.2% in first quarter 2011.

Net Income and Earnings per Share – See Table 11

Net income increased $10.4 million, or 31.2%, to $44.0 million for first quarter 2012. The net income margin increased to 19.2% from 15.0% as a result of the increased operating profit and the decline in other expense (income), net. Diluted EPS increased 29.6% to $0.35.

Adjusted net income, which excludes the after-tax impact of amortization of intangibles, non-recurring stock-based compensation expense, restructuring costs and debt repayment and refinancing expenses totaling $10.6 million, rose $1.9 million, or 3.6%, to $54.6 million. Adjusted EPS, which excludes the after-tax, per share impact of amortization of intangibles, non-recurring stock-based compensation expense, restructuring costs and debt repayment and refinancing expenses totaling $0.09, rose 2.3% to $0.44.

See Table 11 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS.”

Key Operating Metrics – See Tables 7, 8, 9

Total run rate grew by $55.5 million, or 6.4% year-over-year, to $919.2 million as of March 31, 2012. Subscription run rate, which excludes the impact of asset-based fees, grew by $52.8 million, or 7.2%, to $782.2 million. Asset-based fee run rate grew by $2.7 million, or 2.0%, to $137.0 million.

Run rate grew by $37.2 million, or 4.2%, versus December 31, 2011. Subscription run rate grew by $20.0 million, or 2.6%, from $762.3 million, driven by recurring subscription sales of $33.5 million offset, in part, by subscription cancellations of $13.5 million. As a result of the decline in cancellations, the aggregate retention rate in the first quarter 2012 rose to 93.0% from 91.8% in first quarter 2011. Asset-based fee run rate grew by $17.3 million, or 14.4%, fueled by an increase in assets under management in ETFs linked to MSCI indices.

At the end of the first quarter 2012, assets under management in ETFs linked to MSCI indices were $354.7 billion, up $4.6 billion, or 1.3%, from the end of the first quarter 2011 and up $53.1 billion, or 17.6%, from the end of the fourth quarter 2011. ETFs linked to MSCI indices attracted net inflows of $15.2 billion in first quarter 2012.

As of March 31, 2012, 40.9% of assets under management in ETFs linked to MSCI indices were linked to emerging markets indices, 32.6% were linked to other developed markets outside the U.S., 23.3% were linked to U.S. market indices and 3.2% were linked to other global indices.

Subsequent Event – Senior Secured Debt and Debt Repayment

On April 16, 2012, MSCI announced its intention to obtain a $600 million 5-Year Term Loan A Facility and refinance its currently unfunded $100 million Revolving Credit Facility. MSCI now expects to obtain an $880 million 5-Year Term Loan A Facility and refinance its unfunded Revolving Credit Facility. The proceeds of this facility, together with cash on hand, will be used to repay all of the $1,079 million ($1,074 million net of discount) existing Senior Secured Term Loan B Facility and pay related expenses. The new Term Loan A Facility is expected to carry an interest rate of LIBOR plus 225 basis points, with further stepdowns in the LIBOR spread based on leverage. The transaction is expected to close over the next several days but remains subject to the satisfaction of certain customary closing conditions. MSCI expects to recognize a non-recurring expense of approximately $18 to $20 million mainly from the acceleration of deferred financing fees and original issue discount relating to its existing Term Loan B Facility and Revolving Credit Facility.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review first quarter 2012 results on Wednesday, May 2, 2012 at 11:00 am Eastern Time. To listen to the live event, visit the investor relations section of MSCI's website, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through May 8, 2012. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-855-859-2056 (passcode: 70862639) within the United States. International callers dial 1-404-537-3406 (passcode: 70862639).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

The company’s flagship product offerings are: the MSCI indices with approximately USD 7 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; ISS governance research and outsourced proxy voting and reporting services; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of June 30, 2011, based on eVestment, Lipper and Bloomberg data.

For further information on MSCI Inc. or our products please visit www.msci.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue", or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and filed with the Securities and Exchange Commission (SEC) on February 29, 2012, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before provision for income taxes, other net expense and income, depreciation and amortization, non-recurring stock-based compensation expense and restructuring costs.

Adjusted net income and Adjusted EPS are defined as net income and EPS, respectively, before provision for non-recurring stock-based compensation expenses, amortization of intangible assets, restructuring costs, and the accelerated interest expense resulting from the termination of an interest rate swap and the accelerated amortization or write off of deferred financing and debt discount costs as a result of debt repayment (debt repayment and refinancing expenses), as well as for any related tax effects.

We believe that adjustments related to restructuring costs and debt repayment and refinancing expenses are useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. Additionally, we believe that adjusting for non-recurring stock-based compensation expenses, debt repayment and refinancing expenses and the amortization of intangible assets may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted net income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies.

During first quarter 2012, MSCI recorded a non-cash $5.2 million cumulative revenue reduction to correct an error related to energy and commodity analytics revenues previously reported prior to January 1, 2012. Because the revenue that was corrected as part of this adjustment is a non-recurring charge related to prior periods, we believe that excluding it from revenue, Adjusted EBITDA and Adjusted EPS supports a more accurate understanding of MSCI’s underlying operating performance for the current period.

Table 2: MSCI Inc. Consolidated Statement of Income (unaudited)

	Three Months Ended
	March 31,	March 31,	December 31,
In thousands, except per share data	2012	2011	2011

Operating revenues	$229,052	$223,298	$226,134

Operating expenses
Cost of services	72,291	70,218	69,121
Selling, general and administrative	55,436	51,418	54,509
Restructuring costs	(29)	4,431	125
Amortization of Intangibles	15,959	16,692	16,268
Depreciation and amortization of property,
equipment and leasehold improvements	4,416	5,110	4,478
Total operating expenses	$148,073	$147,869	$144,501

Operating income	$80,979	$75,429	$81,633
Operating margin	35.4%	33.8%	36.1%

Interest income	(223)	(143)	(335)
Interest expense	12,355	16,587	13,267
Other expense (income)	608	5,641	(1,427)
Other expenses (income), net	$12,740	$22,085	$11,505

Income before taxes	68,239	53,344	70,128

Provision for income taxes	24,273	19,823	25,642
Net income	$43,966	$33,521	$44,486
Net income margin	19.2%	15.0%	19.7%

Earnings per basic common share	$0.36	$0.28	$0.37
Earnings per diluted common share	$0.35	$0.27	$0.36

Weighted average shares outstanding used
in computing earnings per share

Basic	121,754	120,282	121,146
Diluted	123,113	122,013	122,536

Table 3: MSCI Inc. Selected Balance Sheet Items (Unaudited)
	As of
	March 31,	December 31,
In thousands	2012	2011

Cash and cash equivalents	$266,022	$252,211
Short-term investments	194,157	140,490
Trade receivables, net of allowances	172,181	180,566

Deferred revenue	$330,050	$289,217
Current maturites of long-term debt	10,342	10,339
Long-term debt, net of current maturities	1,063,962	1,066,548

Table 4: Quarterly Operating Revenues by Product Category (unaudited)

	Three Months Ended			% Change from
	March 31,	March 31,	December 31,	March 31,	December 31,
In thousands	2012	2011	2011	2011	2011
Index and ESG products
Subscriptions	$71,639	$62,159	$69,677	15.3%	2.8%
Asset-based fees	34,609	37,869	31,057	(8.6%)	11.4%
Index and ESG products total	106,248	100,028	100,734	6.2%	5.5%
Risk management analytics	64,077	58,866	62,037	8.9%	3.3%
Portfolio management analytics	29,063	29,284	30,149	(0.8%)	(3.6%)
Energy and commodity analytics
Recurring	3,904	3,870	4,647	0.9%	(16.0%)
Correction[1]	(5,203)	-	-	n/a	n/a
Net energy and commodity analytics	(1,299)	3,870	4,647	n/a	n/a

Total Performance and Risk revenues	$198,089	$192,048	$197,567	3.1%	0.3%

Total Governance revenues	30,963	31,250	28,567	(0.9%)	8.4%

Total operating revenues	$229,052	$223,298	$226,134	2.6%	1.3%

Subscriptions	$186,636	$176,724	$189,763	5.6%	(1.6%)
Asset-based fees	34,609	33,607	31,057	3.0%	11.4%
Non-recurring revenue	7,807	12,967	5,314	(39.8%)	46.9%
Total operating revenues	$229,052	$223,298	$226,134	2.6%	1.3%

(1) In first quarter 2012, MSCI recorded a non-cash $5.2 million cumulative revenue reduction to correct an error related to energy and commodity analytics revenues previously reported prior to January 1, 2012. MSCI’s previous policy had resulted in the immediate recognition of a substantial portion of the revenue related to a majority of these products rather than amortizing that revenue over the annual life of the license, which is now the method of recognition.

Table 5: Quarterly Operating Expense Detail (unaudited)

	Three Months Ended			% Change from
	March 31,	March 31,	December 31,	March 31,	December 31,
In thousands	2012	2011	2011	2011	2011
Cost of services
Compensation	$53,549	$51,082	$50,132	4.8%	6.8%
Non-recurring stock based comp	268	1,130	443	(76.3%)	(39.5%)
Total compensation	$53,817	$52,212	$50,575	3.1%	6.4%
Non-compensation	18,474	18,006	18,546	2.6%	(0.4%)
Total cost of services	$72,291	$70,218	$69,121	3.0%	4.6%

Selling, general and administrative
Compensation	$38,492	$34,805	$34,672	10.6%	11.0%
Non-recurring stock based comp	314	1,683	701	(81.3%)	(55.2%)
Total compensation	$38,806	$36,488	$35,373	6.4%	9.7%
Non-compensation	16,630	14,930	19,136	11.4%	(13.1%)
Total selling, general and administrative	$55,436	$51,418	$54,509	7.8%	1.7%

Restructuring costs	(29)	4,431	125	n/a	n/a
Amortization of intangibles	15,959	16,692	16,268	(4.4%)	(1.9%)
Depreciation and amortization	4,416	5,110	4,478	(13.6%)	(1.4%)
Total operating expenses	$148,073	$147,869	$144,501	0.1%	2.5%

In thousands
Total non-recurring stock-based compensation	$582	$2,813	$1,144	(79.3%)	(49.1%)
Compensation excluding non-recurring comp	92,041	85,887	84,804	7.2%	8.5%
Non-compensation expenses	35,104	32,936	37,682	6.6%	(6.8%)
Restructuring costs	(29)	4,431	125	n/a	n/a
Amortization of intangibles	15,959	16,692	16,268	(4.4%)	(1.9%)
Depreciation and amortization	4,416	5,110	4,478	(13.6%)	(1.4%)
Total operating expenses	$148,073	$147,869	$144,501	0.1%	2.5%

Table 6: Summary Segment Information (unaudited)

	Three Months Ended			% Change from
	March 31,	March 31,	December 31,	March 31,	December 31,
In thousands	2012	2011	2011	2011	2011

Revenues:
Performance and Risk	$198,089	$192,048	$197,567	3.1%	0.3%
Governance	30,963	31,250	28,567	(0.9%)	8.4%
Total Operating revenues	$229,052	$223,298	$226,134	2.6%	1.3%

Operating Income:
Performance and Risk	77,475	72,646	79,046	6.6%	(2.0%)
Margin	39.1%	37.8%	40.0%
Governance	3,504	2,783	2,587	25.9%	35.4%
Margin	11.3%	8.9%	9.1%
Total Operating Income	$80,979	$75,429	$81,633	7.4%	(0.8%)
Margin	35.4%	33.8%	36.1%

Adjusted EBITDA:
Performance and Risk	94,182	94,962	96,964	(0.8%)	(2.9%)
Margin	47.5%	49.4%	49.1%
Governance	7,725	9,513	6,684	(18.8%)	15.6%
Margin	24.9%	30.4%	23.4%
Total Adjusted EBITDA	$101,907	$104,475	$103,648	(2.5%)	(1.7%)
Margin	44.5%	46.8%	45.8%

Table 7: Key Operating Metrics[1] (unaudited)

	As of			% Change from
	March 31,	March 31,	December 31,	March 31,	December 31,
Dollars in thousands	2012	2011	2011	2011	2011

Run Rates[1]
Index and ESG products
Subscription	$278,541	$247,870	$269,780	12.4%	3.2%
Asset based fees	136,962	134,257	119,706	2.0%	14.4%
Index and ESG products total	415,503	382,127	389,486	8.7%	6.7%
Risk management analytics	257,973	243,853	250,967	5.8%	2.8%
Portfolio management analytics	117,751	116,839	118,354	0.8%	(0.5%)
Energy and commodity analytics	14,926	15,047	14,928	(0.8%)	(0.0%)
Total Performance and Risk	806,153	757,866	773,735	6.4%	4.2%

Governance	113,054	105,870	108,251	6.8%	4.4%
Total Run Rate	$919,207	$863,736	$881,986	6.4%	4.2%

Subscription total	$782,245	$729,479	$762,280	7.2%	2.6%
Asset-based fees total	136,962	134,257	119,706	2.0%	14.4%
Total Run Rate	$919,207	$863,736	$881,986	6.4%	4.2%

Subscription Run Rate by region
% Americas	53%	52%	52%
% non-Americas	47%	48%	48%

Employees	2,465	2,049	2,429	20.3%	1.5%
% Employees by location
Developed Market Centers	60%	68%	61%
Emerging Market Centers	40%	32%	39%

1 The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any subscription or license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license or subscription. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and we have determined that such notice evidences the client's final decision to terminate or not renew the applicable subscription or agreement, even though the notice is not effective until a later date.

Table 8: ETF Assets Linked to MSCI Indices[1] (unaudited)

	Three Months Ended 2011				Year ended	2012
In Billions	March	June	September	December	Dec. 2011	March

Beginning Period AUM in ETFs linked to MSCI Indices	$333.3	$350.1	$360.5	$290.1	$333.3	$301.6
Cash Inflow/ Outflow	6.7	14.2	(0.0)	1.0	21.9	15.2
Appreciation/Depreciation	10.1	(3.8)	(70.4)	10.5	(53.6)	37.9
Period End AUM in ETFs linked to MSCI Indices	$350.1	$360.5	$290.1	$301.6	$301.6	$354.7

Period Average AUM in ETFs linked to MSCI Indices	$337.6	$356.8	$329.1	$305.0	$333.5	$341.0

[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.

Source: Bloomberg and MSCI

Table 9: Supplemental Operating Metrics (unaudited)

Recurring Subscription Sales & Subscription Cancellations

	Three Months Ended 2011				Year ended	2012
	March	June	September	December	Dec. 2011	March
New Recurring Subscription Sales	$34,612	$30,298	$31,661	$35,444	$132,015	$33,506
Subscription Cancellations	(14,402)	(14,965)	(15,364)	(27,245)	(71,976)	(13,498)
Net New Recurring Subscription Sales	$20,210	$15,333	$16,297	$8,199	$60,039	$20,008

Non-recurring sales	13,647	8,415	6,560	7,460	36,082	9,338
Total Sales	$48,259	$38,713	$38,221	$42,904	$168,097	$42,844

Aggregate & Core Retention Rates

	Three Months Ended 2011				Year Ended	2012
	March	June	September	December	Dec. 2011	March
Aggregate Retention Rate [1]
Index and ESG products	95.0%	92.8%	95.2%	89.3%	93.1%	94.5%
Risk management analytics	94.2%	92.2%	92.1%	80.8%	89.5%	93.9%
Portfolio management analytics	88.6%	91.4%	86.6%	87.2%	88.4%	91.9%
Energy & commodity analytics	76.9%	88.8%	89.3%	75.0%	82.5%	90.2%

Total Performance and Risk	93.0%	92.2%	92.2%	85.2%	90.5%	93.7%

Total Governance	85.0%	90.4%	86.2%	80.6%	85.6%	88.7%
Total Aggregate Retention Rate	91.8%	91.9%	91.3%	84.5%	89.8%	93.0%

Core Retention Rate [1]
Index and ESG products	95.2%	92.8%	95.2%	89.3%	93.1%	94.6%
Risk management analytics	94.2%	92.7%	92.1%	81.0%	90.0%	94.0%
Portfolio management analytics	89.9%	93.2%	88.3%	88.3%	89.9%	92.2%
Energy & commodity analytics	76.9%	88.8%	91.3%	75.0%	83.0%	90.7%

Total Performance and Risk	93.4%	92.7%	92.6%	85.5%	91.0%	93.8%

Total Governance	85.0%	90.4%	86.3%	80.6%	85.6%	88.7%
Total Core Retention Rate	92.1%	92.4%	91.6%	84.8%	90.2%	93.1%

[1]The quarterly Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the quarter and we have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the quarter. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rate the same methodology is used except the amount of cancellations in the quarter is reduced by the amount of product swaps.

Table 10: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

		Three Months Ended March 31, 2012			Three Months Ended March 31, 2011
		Performance and Risk	Governance	Total	Performance and Risk	Governance	Total
Net Income				$43,966			$33,521
Plus:	Provision for income taxes			24,273			19,823
Plus:	Other expense (income), net			12,740			22,085
Operating income		$77,475	$3,504	$80,979	$72,646	$2,783	$75,429
Plus:	Non-recurring stock-based comp	522	60	582	2,679	134	2,813
Plus:	Depreciation and amortization	3,565	851	4,416	3,979	1,131	5,110
Plus:	Amortization of intangible assets	12,639	3,320	15,959	13,342	3,350	16,692
Plus:	Restructuring costs	(19)	(10)	(29)	2,316	2,115	4,431
Adjusted EBITDA		$94,182	$7,725	$101,907	$94,962	$9,513	$104,475

Table 11: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

		Three Months Ended
		March 31,	March 31,	December 31,
		2012	2011	2011
Net Income		$43,966	$33,521	$44,486
Plus:	Non-recurring stock-based comp	582	2,813	1,144
Plus:	Amortization of intangible assets	15,959	16,692	16,268
Plus:	Debt repayment and refinancing expenses	-	6,404	-
Plus:	Restructuring costs	(29)	4,431	126
Less:	Income tax effect	(5,873)	(11,275)	(6,463)

Adjusted net income		$54,605	$52,586	$55,561

Diluted EPS		$0.35	$0.27	$0.36
Plus:	Non-recurring stock-based comp	$0.01	$0.02	$0.01
Plus:	Amortization of intangible assets	$0.13	$0.14	$0.13
Plus:	Debt repayment and refinancing expenses	$-	$0.05	$-
Plus:	Restructuring costs	$-	$0.04	$-
Less:	Income tax effect	$(0.05)	$(0.09)	$(0.05)
Adjusted EPS		$0.44	$0.43	$0.45

CONTACT:
MSCI, New York
Edings Thibault, + 1-212-804-5273
or
Media Inquiries:
Abernathy MacGregor, New York
Patrick Clifford, + 1-212-371-5999
or
MHP Communications, London
Sally Todd or Jennifer Spivey, + 44.20.3128.8100